UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 19, 2021, Blucora, Inc. (the “Company”) sent an email to its employees in connection with the Company’s 2021 annual meeting of stockholders. A copy of such communication can be found below.

April 19, 2021

Hello everyone,

This morning we issued a press release with a letter to shareholders from Georganne Procter, the Chair of Blucora’s Board of Directors. The letter asks our shareholders to vote on the BLUE proxy card and “FOR” all of our existing directors. As a reminder, you may also receive communication materials via your personal brokerage account (E*TRADE) or in the mail. Remember to look for the email with the BLUE button.

If you are a Blucora shareholder and would like to listen in on Wednesday, April 21 at 3:00 PM (CT), please use the attached instructions to register.

On a personal note, we’ve faced a tough year together. From an ongoing global pandemic, historic natural disasters and now a public proxy fight, it can feel like the punches just keep coming. However, I truly believe that by facing our challenges together as a team we have become more resilient and more unified than ever before. I and the executive team have greatly appreciated your notes of support as we have navigated these challenges.

The entire executive leadership team is so proud to work with each of you – who are collectively an incredible and dedicated team, embodying our guiding principles and behaviors. It’s thanks to team members like each of you that we have a bright future ahead.

Sincerely,

Ann Bruder

Chief Legal, Development & Administrative Officer

Blucora

Blucora Annual Meeting of Shareholders

April 21, 2021 at 3:00 PM (CT)

Meeting Registration Instructions

At the Virtual Meeting

In order to attend the Annual Meeting, you must register in advance at www.cesonlineservices.com/bcor21_vm prior to the deadline of April 20, 2021 at 3:00 p.m. Central Daylight Time. Stockholders who attend the Annual Meeting should follow the instructions on the meeting webcast to vote during the meeting.

You are encouraged to sign, date and return the BLUE proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone, regardless of whether you plan to attend the Annual Meeting.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

If you have any questions or need assistance voting, please contact D.F. King & Co., Inc. (“D.F. King”), our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll free at (866) 388-7535 or email at BCOR@dfking.com. Brokers and banks may call collect at (212) 269-5550.

Beneficial Owners

If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and register in advance to attend the Annual Meeting at www.cesonlineservices.com/bcor21_vm prior to the deadline of April 20, 2021 at 3:00 p.m. Central Daylight Time by following the instructions described below.

As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.